DGSE DOES IT AGAIN – KICKS OFF 2019 WITH FIRST-QUARTER PROFIT

DALLAS — May 20, 2019. DGSE Companies, Inc. (NYSE American:DGSE) (“DGSE” or the “Company”), a leading wholesale, retail and recommerce dealer of jewelry, diamonds, fine watches, precious-metal bullion and rare-coin products, today announced that it began 2019 with a first-quarter profit.

The Dallas-based Company reported revenues over $16 million and a net income of $354,635 for the three months ending March 31, 2019.

“Our customers love the ability to buy, sell and trade. The ‘recommerce’ business is strong, and we continue delivering profits, quarter after quarter.” said Scott Mosley, Vice President and Director of Operations for DGSE’s Dallas Gold & Silver Exchange since 2017.

Over 40 years ago, DGSE began offering customers the ability to buy, sell and trade. And over two years ago, we returned to these roots to make recommerce our core business strategy. We continually strive to anticipate our customers’ needs and fine tune our services to meet them. We’re currently evaluating how best to bring buy-sell-trade to even more customers, through potential new locations or online services.

“DGSE consumers save money on their purchases and really appreciate having a positive impact on the environment through reuse,” added Mosley.

“We seek to expand and pursue new opportunities in recommerce because we believe it will create value for our shareholders,” said John Loftus, DGSE’s President, Chairman and Chief Executive Officer since December 2016.

The Company is headquartered in Dallas, Texas, and its common stock trades on the NYSE AMERICAN exchange under the symbol “DGSE.”

This press release includes statements that may constitute “forward-looking” statements, including statements regarding the potential future success of business lines, strategies and acquisitions. These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements inherently involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. Factors that would cause or contribute to such differences include, but are not limited to, market conditions and other risks detailed in the Company's periodic report filings with the Securities and Exchange Commission. By making these forward-looking statements, the Company undertakes no obligation to update these statements for revisions or changes after the date of this release except as required by law.

DGSE Companies, Inc.

Corporate Office

13022 Preston Rd, Dallas, TX 75240

972-587-4049

investorrelations@dgse.com